Exhibit 99.1

Relay Therapeutics Reports First Quarter 2026 Financial Results and Corporate Updates

FDA Breakthrough Therapy designation granted to zovegalisib for PIK3CA-mutant, HR+/HER2- advanced breast cancer, the Phase 3 ReDiscover-2 trial population in 2L breast cancer

Presented zovegalisib doublet data at Phase 3 dose in CDK4/6-experienced patients at ESMO TAT, demonstrating 11.1-month median PFS with similar efficacy in kinase and non-kinase mutations

Selected zovegalisib plus atirmociclib as go-forward triplet regimen for 1L breast cancer; Phase 3 1L trial in endocrine-sensitive patients expected to initiate in early 2027

Initiated Phase 1/2 trial of RLY-8161, a NRAS-selective molecule, in patients with NRAS-mutant solid tumors

Initial vascular anomalies clinical data conference call planned for May 19 during the ISSVA World Congress 2026

Approximately $642 million in cash, cash equivalents and investments at end of Q1 2026

Cambridge, Mass. – May 5, 2026 – Relay Therapeutics, Inc. (Nasdaq: RLAY), a clinical-stage, small molecule precision medicine company developing potentially life-changing therapies for patients living with cancer and genetic disease, today reported first quarter 2026 financial results and corporate updates.

“We have made important progress so far in 2026, highlighted by promising data supporting further development for the zovegalisib plus atirmociclib triplet combination in frontline breast cancer,” said Sanjiv Patel, M.D., President and Chief Executive Officer of Relay Therapeutics. “With initial clinical data in vascular anomalies expected at ISSVA and preparations underway for our planned Phase 3 frontline study in endocrine-sensitive patients with metastatic breast cancer, we are entering a data-rich period for zovegalisib. Additionally, RLY-8161, our NRAS-selective molecule, has entered clinical development for patients with NRAS-mutant solid tumors. We remain focused on executing across these priorities to bring differentiated therapies to patients.”

Corporate Highlights

2L Breast Cancer

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U.S. Food and Drug Administration (FDA) granted Breakthrough Therapy designation (BTD) to zovegalisib in combination with fulvestrant for PIK3CA-mutant, HR+/HER2- advanced breast cancer
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Designation supported by robust clinical data from the Phase 1/2 ReDiscover trial of 600mg twice daily (BID) fasted and 400mg BID fed regimens of zovegalisib in combination with fulvestrant
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Presented 400mg BID zovegalisib doublet data at the European Society for Medical Oncology (ESMO) Targeted Anticancer Therapies (TAT) Congress 2026

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11.1-month median progression-free survival (PFS) observed in heavily pre-treated patients with PI3Kα-mutated, HR+/HER2- metastatic breast cancer, consistent with previously reported data
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Efficacy in patients with kinase and non-kinase domain mutations was similar, with median PFS of 11.2 and 11.0 months, respectively
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Safety and tolerability data were consistent with previously reported 600mg BID fasted data
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Relay Tx continues to execute on the Phase 3 ReDiscover-2 trial of zovegalisib + fulvestrant in PI3Kα-mutated, CDK4/6 pre-treated, HR+/HER2- advanced breast cancer

1L Breast Cancer

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Announced clinical data for zovegalisib plus atirmociclib triplet combination, plans for frontline breast cancer study, and clinical supply agreement with Pfizer
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Compelling efficacy and tolerability data presented for zovegalisib triplet in median third-line (3L) patients with PI3Kα-mutated, HR+/HER2- metastatic breast cancer
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44% objective response rate (ORR) reported in heavily pre-treated CDK4/6-experienced patients (median 3L) at unoptimized doses and ORR was similar across kinase and non-kinase PIK3CA mutations
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Adverse events were consistent with those previously reported by each molecule
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Phase 3 1L trial in patients with endocrine-sensitive breast cancer expected to initiate in early 2027, subject to regulatory feedback
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Pfizer has agreed to supply atirmociclib for the experimental arm and the palbociclib portion of the control arm for use in the planned study, and Relay Tx will retain full global rights for zovegalisib
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Relay Tx continues to execute the Phase 1/2 ReDiscover trial, advancing the ongoing triplet cohorts with zovegalisib + atirmociclib + endocrine therapy

Vascular Anomalies

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Corporate conference call planned for May 19 at 8:00am ET during the International Society for the Study of Vascular Anomalies (ISSVA) World Congress 2026 to announce initial clinical results for zovegalisib in vascular anomalies
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Late breaking abstract for clinical data to be presented May 20 from 4:45pm-4:49pm ET
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Pre-clinical data presentation May 22 at 11:10am ET
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Conference call details to be shared at a later date
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Continued execution of the Phase 1/2 ReInspire trial, evaluating zovegalisib in PIK3CA-driven vascular anomalies

NRAS Selective Inhibitor: RLY-8161

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Initiated Phase 1/2 clinical trial for RLY-8161, a NRAS-selective inhibitor, in patients with NRAS-mutant melanoma and other NRAS-mutant solid tumors

First Quarter 2026 Financial Results

Cash, Cash Equivalents and Investments: As of March 31, 2026, cash, cash equivalents and investments totaled $642.1 million, as compared to $554.5 million as of December 31, 2025. The increase in cash was due to $137.1 million in net proceeds from "at-the-market" offerings under our sales agreement with TD Securities (USA) LLC during the quarter. This figure does not include an additional $22.1 million in net proceeds received from "at-the-market" offerings in April. The company expects its current cash, cash equivalents, and investments will be sufficient to fund its operating expenses and capital expenditure requirements into 2029.

Revenue: Revenue was $3.0 million for the first quarter of 2026, as compared to $7.7 million for the first quarter of 2025. The revenue recognized in each period was under the company's Exclusive License Agreement with Elevar Therapeutics, Inc.

R&D Expenses: Research and development expenses were $70.6 million for the first quarter of 2026, as compared to $73.8 million for the first quarter of 2025. The decrease was primarily due to the series of strategic choices made to streamline the research organization prior to 2026, offset by increases in costs related to the ReDiscover-2 trial.

G&A Expenses: General and administrative expenses were $11.0 million for the first quarter of 2026, as compared to $18.7 million for the first quarter of 2025. The decrease was primarily due to decreases in employee compensation costs, including stock compensation expense, and costs to obtain the Exclusive License Agreement with Elevar Therapeutics, Inc., which were expensed during the three months ended March 31, 2025.

Net Loss: Net loss was $73.3 million for the first quarter of 2026, or a net loss per share of $0.41, as compared to a net loss of $77.1 million for the first quarter of 2025, or a net loss per share of $0.46.

About Zovegalisib

Zovegalisib is the lead program in Relay Therapeutics’ efforts to discover and develop mutant-selective inhibitors of PI3Kα, the most frequently mutated kinase in all cancers and all vascular anomalies. Zovegalisib has the potential, if approved, to address a significant portion of the approximately 140,000 patients with HR+/HER2- breast cancer with a PI3Kα mutation and the estimated 170,000 patients with vascular anomalies driven by a PI3Kα mutation per year in the United States, one of the largest patient populations for a precision medicine.

Traditionally, the development of PI3Kα inhibitors has focused on the active, or orthosteric, site. The therapeutic index of orthosteric inhibitors is limited by the lack of clinically meaningful selectivity for mutant versus wild-type (WT) PI3Kα and off-isoform activity. Toxicity related to inhibition of WT PI3Kα and other PI3K isoforms results in sub-optimal inhibition of mutant PI3Kα with reductions in dose intensity and frequent discontinuation. The Dynamo® platform enabled the discovery of zovegalisib, the first known allosteric, pan-mutant, and isoform-selective PI3Kα inhibitor, designed to overcome these limitations. Relay Therapeutics solved the full-length cryo-EM structure of PI3Kα, performed computational long time-scale molecular dynamic simulations to elucidate conformational differences between WT and mutant PI3Kα, and leveraged these insights to support the design of zovegalisib. Zovegalisib is currently being evaluated in multiple metastatic breast cancer studies and a Phase 1/2 study designed to treat patients with PIK3CA (PI3Kα) mutation driven vascular anomalies. For more information on zovegalisib, please visit here.

About Relay Therapeutics

Relay Therapeutics (Nasdaq: RLAY) is a clinical-stage, small molecule precision medicine company developing potentially life-changing therapies for patients living with cancer and genetic disease. Relay Therapeutics’ Dynamo® platform integrates an array of leading-edge computational and experimental approaches designed to drug protein targets that have previously been intractable or inadequately addressed. The company’s lead clinical asset, zovegalisib, is the first pan-mutant selective PI3Kα inhibitor to enter clinical development and is currently in a Phase 3 clinical trial (ReDiscover-2) in HR+/HER2- metastatic breast cancer. Zovegalisib is also being investigated in a group of genetic disease indications called PI3Kα-driven vascular anomalies. Relay Therapeutics’ pipeline also includes programs for NRAS-driven solid tumors and Fabry disease. For more information, please visit www.relaytx.com or follow us on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding Relay Therapeutics’ strategy, business plans and focus; the progress and timing of the clinical development of the programs across Relay Therapeutics’ portfolio, including zovegalisib and RLY-8161; the timing of clinical data readouts and presentations for zovegalisib; the expected therapeutic benefits and potential efficacy and tolerability of zovegalisib, both as a monotherapy and in combination with other agents, and its other programs; the clinical data for zovegalisib; the interactions with regulatory authorities and any related approvals; the potential commercialization and market opportunity for zovegalisib; and the cash runway projection and the expectations regarding Relay Therapeutics’ use of capital and expenses. The words “may,” “might,” “will,” “could,” “would,” “should,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions, or the negative thereof, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the impact of global economic uncertainty, geopolitical instability and conflicts, or public health epidemics or outbreaks of an infectious disease on countries or regions in which Relay Therapeutics has operations or does business, as well as on the timing and anticipated results of its clinical trials, strategy, future operations and profitability; significant political, trade or regulatory developments, such as tariffs, beyond Relay Therapeutics’ control; the delay or pause of any current or planned clinical trials or the development of Relay Therapeutics’ drug candidates; the risk that the preliminary or interim results of its preclinical or clinical trials may not be predictive of future or final results in connection with future clinical trials of its product candidates and that interim and early clinical data may change as more patient data become available and are subject to audit and verification procedures; Relay Therapeutics’ ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of its planned interactions with regulatory authorities; and obtaining, maintaining and protecting its intellectual property. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Relay Therapeutics’ most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as any subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Relay Therapeutics' views only as of today and should not be relied upon as representing its views as of any subsequent date. Relay Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Contact:

Mitch Maisel

mmaisel@relaytx.com

Media:

Dan Budwick

1AB

973-271-6085

dan@1abmedia.com

Relay Therapeutics, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenue:
License and other revenue	$3,000	$7,679
Total revenue	3,000	7,679
Operating expenses:
Research and development expenses	$70,563	$73,809
General and administrative expenses	11,027	18,739
Total operating expenses	81,590	92,548
Loss from operations	(78,590)	(84,869)
Other income:
Interest income	5,352	7,813
Other expense	(53)	(9)
Total other income, net	5,299	7,804
Net loss	$(73,291)	$(77,065)
Net loss per share, basic and diluted	$(0.41)	$(0.46)
Weighted average shares of common stock, basic and diluted	179,849,137	169,233,155
Other comprehensive (loss) income:
Unrealized holding (loss) gain	(172)	1,029
Total other comprehensive (loss) income	(172)	1,029
Total comprehensive loss	$(73,463)	$(76,036)

Relay Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	March 31, 2026	December 31, 2025
Cash, cash equivalents and investments	$642,065	$554,518
Working capital (1)	628,711	552,701
Total assets	699,613	621,331
Total liabilities	57,430	54,271
Total stockholders’ equity	642,183	567,060
Restricted cash	1,336	1,336

(1) Working capital is defined as current assets less current liabilities.